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                                                                 Exhibit 99.8(a)


                        NOTICE OF RIGHT OF SURRENDER WHILE
               SALES CHARGE LIMITATION APPLIES (INITIAL PURCHASE)



           RE:           [Policy Number]
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                         [Name]
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                Premium Mode:
                             -----------------------------

                Modal Planned Premium:$
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This notice is sent to you in accordance with the laws administered by the
United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

You have purchased a flexible premium survivorship variable life insurance Policy from The Manufacturers Life Insurance Company of America under which benefits may depend on the experience of the sub-accounts of the applicable Manufacturers Life of America's separate account. You have, pursuant to requirements of the SEC and your Policy, the right to surrender your Policy at any time from the date of issuance to the expiration of twenty-four (24) months from that date and to receive, in cash, the Net Cash Surrender Value of the Policy at the time of surrender as determined in accordance with the provisions of your Policy, together with any amount to which you may be entitled under the Policy's sales charge limitation provision.

The deferred sales charge will be limited to (i) the sum of 30% of premiums paid up to the lesser of one guideline annual premium or the cumulative premiums paid to the surrender date plus (ii) 10% of premiums paid in excess of one guideline annual premium up to the lesser of two guideline annual premiums or the cumulative premiums paid to the surrender date plus (iii) 9% of the premiums paid in excess of two guideline annual premiums. The same sales charge limitation apply to this Policy for twenty four (24) months from following the date of an increase in face amount which results in new surrender charges. The sales charge limitation relating to an increase in face amount only applies to the deferred sales charges attributable to the increase.

In determining whether or not to exercise your right to surrender while the sales charge limitation applies, you should consider, among other things, the projected cost of your Policy, including your ability to make additional payment, if required. You have already been furnished a prospectus which describes the deductions from premiums before amounts are allocated to the applicable separate account for investment. These are:

         For applicable state and local taxes, 2.35% of each premium payment.

         For applicable federal taxes, 1.25% of each premium payment.

         For sales charges, 5.5% of each premium payment in each Policy Year, up to a maximum of the then current Target Premium for the first ten Policy Years following the Policy Date or following an increase in face amount.

The prospectus also describes other charges which are taken from the Policy Value, including the charge assessed upon surrenders and decreases in face amount.

If you should have any questions regarding your right of surrender while the sales charge limitation applies, please refer to your prospectus. Should you decide to exercise this right, complete the enclosed form and return your Policy in accordance with the enclosed instructions, postmarked on or before the latest date permitted for cancellation as described above.




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                                  INSTRUCTIONS

                              Please Read Carefully


To the Policyowner:

If, after reading the enclosed notice, you elect to return your policy for surrender while the sales charge limitation applies you must:

1.      Sign and date the bottom of this form.

2.      Mail the form together with your policy (if received by you) to

        The Manufacturers Life Insurance Company of America
        P.O. Box 633
        Niagara Square Station
        Buffalo, New York,  14202-0633.

3. The postmark on the envelope must be on or before the latest date permitted for surrender while the sales charge limitation applies, as described in the attached letter.

4. Please check the box at the bottom if you have not yet received your policy when mailing this form.



To:     The Manufacturers Life Insurance Company of America

Pursuant to the terms of the notice previously furnished by The Manufacturers Life Insurance Company of America, the policy numbered below is being returned for surrender and the payment in cash of the Net Cash Surrender Value next computed after the request for surrender is received plus any amount to which the undersigned policyowner(s) is/are entitled under the Policy's surrender charge limitation provisions is hereby requested.


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Date                                      Signature of Policyowner(s)


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                                          Policy number


[ ] The policy has not yet been received and should it be received will be returned to The Manufacturers Life Insurance Company of America.